Exhibit 99.1

Zynex Announces 2018 Fourth Quarter and Full Year Earnings

•	2018 Full Year

○	Revenue increased 36% year over year to $31.9 million

○	Net income increased 30% to $9.6 million; Diluted EPS $0.28

○	Adjusted EBITDA $10.9M

•	2018 Fourth Quarter

○	Revenue increased 15% year over year to $9.3 million

○	Net income of $2.6 million; Diluted EPS $0.08

○	Adjusted EBITDA $3.1 million

○	Tenth consecutive quarter of positive net income

•	Listed on The Nasdaq Capital Market effective February 12, 2019

ENGLEWOOD, CO – February 26, 2019 – Zynex, Inc. (NASDAQ: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, cardiac monitoring and neurological diagnostics, today reported financial results for its fourth quarter and full year ended December 31, 2018.

Fourth Quarter and Full Year Financial Results Summary:

For the fourth quarter, the Company reported net revenue of $9.3 million, a 15% increase over Q4-2017. Gross margins were 80% in the fourth quarter of 2018 and net income was $2.6 million. For the full year, revenue grew 36% to $31.9 million and net income increased to $9.6 million.

Adjusted EBITDA was $3.1 million in the fourth quarter of 2018 compared to $3.9 million last year. The decrease in Adjusted EBITDA year over year is related to our investment in our sales force to drive current and future order growth and increased personnel in our headquarters primarily related to our billing, quality and regulatory departments. For the full year Adjusted EBITDA was $10.9 million.

The Company generated $9.4 million of cash from operations during 2018, an increase of 14% compared to $8.3 million in 2017. As of December 31, 2018, the Company had working capital of $8.0 million compared to $4.4 million at December 31, 2017. Cash on hand increased to $10.1 million at the end of the fourth quarter.

President and CEO Commentary:

Thomas Sandgaard, CEO said: “We finished 2018 strong with revenue of $9.3 million in the fourth quarter and net income of $2.6 million. Orders grew 35% compared to the fourth quarter of 2017 and were 12% higher than the third quarter of 2018. Orders grew 33% for the full year 2018. Our gross profit margin was 80% for the quarter and 81% for the full year.

We continue to invest in expanding our sales force and have recently increased the pace of adding new sales reps. We expect the addition of new sales reps to have an impact in order and revenue growth this year and going forward.

We continue to advocate for pain patients, and for physicians to prescribe our NexWave technology as the first line of defense in treating chronic and acute pain without side effects. We are dedicated to promoting our technology in an effort to remove patient addiction and other side effects from prescription opioids.”

First Quarter 2019 Guidance:

The estimate range for the first quarter revenue is between $8.3 and $8.8 million with Adjusted EBITDA between $2.2 and $2.7 million. The revenue estimate is approximately 21% to 28% above last year’s first quarter revenue of $6.9 million. First quarter revenue is historically affected by health insurance deductibles not being met in the beginning of the year.

Conference Call and Webcast Details:

Tuesday, February 26, 2019 at 2:15 p.m. MT – 4:15 p.m. ET

To register and participate in the webcast, interested parties should click on the following link or dial in approximately 10-15 minutes prior to the webcast:

https://www.webcaster4.com/Webcast/Page/1487/29285

US PARTICIPANT DIAL IN (TOLL FREE):	1-844-825-9790
INTERNATIONAL DIAL IN:	1-412-317-5170
Canada Toll Free:	1-855-669-9657

Non-GAAP Financial Measures

Zynex reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition, the Company is providing in this news release financial information in the form of Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and stock compensation). Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance. Adjusted EBITDA can be useful for investors or lenders as an indicator of earnings available to service debt. Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" or projections and as such are subject to numerous risks and uncertainties. The company makes no express or implied representation or warranty as to the completeness of this information or, in the case of projections, as to their attainability or the accuracy and completeness of the assumptions from which they are derived. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement for our products from health insurance companies, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force and other risks described in our filings with the Securities and Exchange Commission including the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2017 as well as Forms 10-Q, 8-K and 8-K/A, press releases and the Company's website.

Contact:

Zynex, Inc.
(303) 703-4906

Investor Relations Contact:
Amato and Partners, LLC
Investor Relations Counsel
admin@amatoandpartners.com

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash	$10,128	$5,565
Accounts receivable, net	2,791	2,185
Inventory, net	837	423
Prepaid expenses and other	570	198
Total current assets	14,326	8,371

Property and equipment, net	819	188
Deposits	314	370
Long term deferred income taxes	725	-
Total assets	$16,184	$8,929

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of unsecured subordinated promissory notes	$-	$231
Current portion of capital leases	-	123
Accounts payable and accrued expenses	1,552	2,255
Deferred Rent	57	-
Income taxes payable	688	-
Dividends payable	2,270	-
Accrued payroll and related taxes	908	538
Deferred insurance reimbursement	880	880
Total current liabilities	6,355	4,027
Long-term liabilities:
Deferred rent	531	-
Total liabilities	6,886	4,027

Stockholders' equity:
Common stock	34	33
Additional paid-in capital	8,157	7,612
Treasury stock at cost	(3,675)	(243)
Accumulated earnings (deficit)	4,871	(2,411)
Total Zynex, Inc. stockholders' equity	9,387	4,991
Non-controlling interest	(89)	(89)
Total stockholders' equity	9,298	4,902
Total liabilities and stockholders' equity	$16,184	$8,929

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
NET REVENUE
Devices	$1,750	$1,260	$6,822	$5,020
Supplies	7,587	6,874	25,095	18,412
Total revenue	9,337	8,134	31,917	23,432

COSTS OF REVENUE AND OPERATING EXPENSES
Costs of revenue - rental, product & supply	1,831	1,529	6,038	4,819
Selling, general and administrative expense	4,625	3,013	15,509	9,669
Total costs of revenue and operating expenses	6,456	4,542	21,547	14,488

Income from operations	2,881	3,592	10,370	8,944

Other expense
Interest expense	(1)	(244)	(154)	(1,450)
Other expense, net	(1)	(244)	(154)	(1,450)

Income from operations before income taxes	2,880	3,348	10,216	7,494
Income tax expense	257	40	664	129
Net Income	$2,623	$3,308	$9,552	$7,365

Net income per share :
Basic	$0.08	$0.10	$0.29	$0.23
Diluted	$0.08	$0.10	$0.28	$0.22

Weighted average basic shares outstanding	32,273	32,831	32,503	32,156
Weighted average diluted shares outstanding	33,657	34,414	34,043	33,196

ZYNEX, INC.

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Adjusted EBITDA:
Net income	$2,623	$3,308	$9,552	$7,365
Depreciation and Amortization	62	37	189	286
Stock-based compensation expense	178	249	370	295
Interest expense and other, net	1	244	154	1,450
Income tax expense	257	40	664	129
Adjusted EBITDA	$3,121	$3,878	$10,929	$9,525
% of Net Revenue	33%	48%	34%	41%

*	Depreciation does not include amounts related to units on lease to third parties which are depreciated and included in cost of goods sold.